200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265

May 10, 2013

Michael Carpenter

Re: Ally Deferred Stock Units

Dear Michael:

Consistent with the recent determination from the Office of the Special Master for TARP Executive Compensation, effective January 1, 2013 through June 30, 2013 (the “Investment Date”), a portion of your annualized 2013 base compensation, $4,750,000, will be deferred and invested in Deferred Stock Units (DSUs). Effective July 1, 2013 through December 31, 2013, $4,275,000 will be deferred and invested in DSUs for an annual DSU grant value of $9,025,000 for 2013.

This form of compensation remains subject to revision at any time in order to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009, the Interim final Rules issued pursuant to this law, and the Troubled Asset Relief Program (collectively the “TARP Rules”). Additionally, the components of your total compensation, as well as the allocation of your total compensation among the various components may be prospectively adjusted at any time at Ally’s sole discretion.

Investment in any DSUs for 2013 occurs at the end of each 2013 payroll cycle (the “Investment Date”). The value of a DSU on the Investment Date will be based on the value of a Restricted Stock Unit on the Investment Date (as defined in the Long Term Equity Compensation Incentive Plan or “LTECIP”). The value at the time of any payment (“Settlement Date”) will be the value of a Restricted Stock Unit as defined in and determined pursuant to the LTECIP. The value of a DSU may change from the Investment Date to the Settlement Date due to increases or decreases in Ally’s value, as well as adjustments for recapitalization, merger, etc. as outlined in Section 6.2 of the LTECIP.

Unless otherwise specified in any plan document, DSUs will not determine any potential severance you may become eligible for. Rather, severance under any applicable plan will be determined based only upon your direct cash compensation in effect prior to becoming one of Ally’s 25 highest compensated employees or otherwise restricted by the TARP Rules.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to the TARP Rules, settlement of your DSUs will be made as follows with each occurrence constituting a “Settlement Date”:

•	1/3 of the total 2013 DSUs granted in 2013 will be paid in a lump sum in the final payroll of calendar year 2013.

•	The remaining 2/3rds of the 2013 DSUs granted will be paid to you ratably over the following 24 months through the end of 2015.

These payments are not subject to forfeiture and will be made pursuant to this Settlement schedule, regardless of your employment status.

By signing below, you acknowledge and agree to this settlement schedule for any 2013 DSUs. You also acknowledge your understanding that your DSUs are subject to the rules under Code Section 409A, and you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A. In order to receive these DSUs, your signature is required no later than May 31, 2013. Please return the signed copy to Thelma Socia; thelma.socia@ally.com, Phone (313) 656-6156.

Sincerely yours,

James J. Duffy
Ally Group VP and Chief HR Officer
May 10, 2013

/s/ Michael A. Carpenter	May 10, 2013
Signature	Date